EXHIBIT 3.2

AXOGEN, INC.

AMENDED AND RESTATED BYLAWS

May 15, 2018

ii

AMENDED AND RESTATED BYLAWS OF

AXOGEN, INC.

Adopted by the Board of Directors on May 15, 2018.

Article 1.  Offices, Corporate Seal

1.1Registered Office.  The registered office of the corporation in the State of Minnesota shall be that set forth in the corporation’s Articles of Incorporation or in the most recent amendment of the corporation’s Articles of Incorporation or resolution of the directors filed with the Secretary of State of Minnesota changing the registered office.

1.2Other Offices.  The corporation may have such other offices, within or without the State of Minnesota, as the Board of Directors shall, from time to time, determine.

1.3Corporate Seal.  The corporation shall have no seal.

Article 2.  Meetings of Shareholders

2.1Place and Time of Meetings.  Except as provided otherwise by Minnesota Statutes Chapter 302A, meetings of the shareholders may be held at any place, within or without the State of Minnesota, as may from time to time be designated by the Board of Directors and, in the absence of such designation, shall be held at the registered office of the corporation in the State of Minnesota. The Board of Directors shall designate the time of day for each meeting and, in the absence of such designation, every meeting of shareholders shall be held at ten o’clock a.m.

2.2Regular Meetings.

(a)	A regular meeting of the shareholders shall be held on such date as the Board of Directors shall by resolution establish.
(b)

At a regular meeting the shareholders, voting as provided in the corporation’s Articles of Incorporation and these Bylaws, shall designate the number of directors to constitute the Board of Directors (subject to the authority of the Board of Directors thereafter to increase or decrease the number of directors as permitted by law), shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six (6) months after the date of the meeting and shall transact such other business as may properly come before them.

2.3Advance Notice of Other Business.  Only business that has been properly brought before a regular meeting of the shareholders may be conducted.  To be properly brought before a regular meeting, business must be:

(a)	specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors;
(b)	otherwise properly brought before the regular meeting by or at the direction of the Board of Directors; or
(c)	a proper matter for shareholder action under the Minnesota Business Corporation Act that has been properly brought before the meeting by a shareholder: (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.3 and on the record date for the determination of shareholders entitled to vote at such annual meeting; and (ii) who complies with the notice procedures set forth in this Section 2.3.

For such business to be considered properly brought before the meeting by a shareholder such shareholder must, in addition to any other applicable requirements, have given timely notice in proper form of such shareholder’s intent to bring such business before such meeting.  To be timely, such shareholder’s notice must:

(a)

in the case of a proposal submitted for inclusion in the corporation’s proxy statement and form of proxy pursuant to Rule 14a–8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), meet the deadline for proposals submitted under such rule; or

(b)

in the case of all other matters, be delivered to or mailed and received by the secretary of the corporation at the corporation’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding regular meeting; provided, however, that in the event that no regular meeting was held in the previous year or the regular meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

To be in proper form, a shareholder’s notice shall be in writing and shall set forth:

(a)

the name and record address of the shareholder who intends to propose the business, the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such shareholder or any Associated Person (as defined below) of such shareholder and any other direct or indirect positions, agreements or understandings to which such shareholder or any Associated Person of such shareholder is a party (including hedged positions, short positions, options, derivatives, convertible securities and any other stock appreciation or voting interests) which provide the opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the corporation;

(b)

a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice;

(c)	a complete description of the business desired to be brought before the regular meeting and the reasons for conducting such business at the regular meeting;
(d)

any material interest of the shareholder or any Associated Person of such shareholder in such business including any agreements the shareholder or any Associated Person of such shareholder may have with others in connection with such business; and

(e)	any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act.

If any of the foregoing information changes in any material respect from the date the notice is received through the date of the meeting, the shareholder shall promptly supplement such information to reflect such change by notice in writing and delivered to or mailed and received by the secretary of the corporation at the corporation’s principal executive offices.

For purposes of this Section 2.3 and Section 2.4, “Associated Person” of any shareholder or proposed nominee shall mean: (i) any member of the immediate family of such shareholder or proposed nominee sharing the same household with such shareholder or proposed nominee; (ii) any person controlling, controlled by or under common control with, such shareholder or proposed nominee; (iii) any person acting in concert or as part of a group (within the meaning of the Exchange Act and the regulations promulgated thereunder) with such shareholder or proposed nominee; or (iv) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such shareholder or proposed nominee.

In order to include information with respect to a shareholder proposal in the corporation’s proxy statement and form of proxy for a shareholder’s meeting, shareholders must provide notice as required by, and otherwise comply with the requirements of, the Exchange Act and the regulations promulgated thereunder in addition to the requirements of this Section 2.3.

No business shall be conducted at the regular meeting of the shareholder except business brought before the regular meeting in accordance with the procedures set forth in this Section 2.3.   The chairperson of the regular meeting may refuse to acknowledge the proposal of any business not made in compliance with the foregoing procedures.

2.4Advance Notice of Director Nominations.  Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors.  To be properly brought before a regular meeting of the shareholders, or any special meeting of the shareholders called for the purpose of electing directors, nominations for the election of a director must be: (i) specified in the notice of meeting (or any supplement thereto); (ii) made by or at the direction of the Board of Directors (or any duly authorized committee thereof); or (iii) made by any shareholder of the corporation (a) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.4 and on the record date for the determination of shareholders entitled to vote at such meeting and (b) who complies with the notice procedures set forth in this Section 2.4.

In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the secretary of the corporation.  To be timely, a shareholder’s notice to the secretary must be delivered to or mailed and received at the corporation’s principal executive offices, in the case of a regular meeting, in accordance with the provisions set forth in Section 2.3, and, in the case of a special meeting of the shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

To be in proper form, a shareholder’s notice shall be in writing and shall set forth:

(a)

as to each person whom the shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person or any Associated Person of the person; (iv) any other direct or indirect positions, agreements or understandings to which such person or any Associated Person of such person is a party (including hedged positions, short positions, options, derivatives, convertible securities and any other stock appreciation or voting interests) which provide the opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the corporation; (v) a description of all arrangements, understandings or material relationships between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder; (vi) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected and a completed questionnaire concerning such person’s business experience, beneficial ownership, relationships and transactions with the corporation, independence and other matters typically contained in the corporation’s questionnaire for directors and officers); and

(b)	as to such shareholder giving notice, the information required to be provided pursuant to Section 2.3.

If any of the foregoing information changes in any material respect from the date the notice is received through the date of the meeting, the shareholder shall promptly supplement such information to reflect such change by notice in writing and delivered to or mailed and received by the secretary of the corporation at the corporation’s principal executive offices.

No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 2.4.  If the chairperson of the meeting properly determines that a nomination was not made in accordance with the foregoing procedures, the chairperson shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

2.5Special Meetings.  Special meetings of the shareholders may be held at any time and for any purpose and may be called by the President, Treasurer, any two (2) or more directors or by one (1) or more shareholders holding ten percent (10%) or more of the shares entitled to vote on the matters to be presented at the meeting.

2.6Quorum; Adjourned Meetings.  The holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of business at any regular or special meeting.  In case a quorum shall not be present at a meeting, those present may adjourn the meeting to such day as they shall, by majority vote, agree upon, and a notice of such adjournment and the date and time at which such meeting shall be reconvened shall be mailed to each shareholder entitled to vote at least five (5) days before such reconvened meeting.  If a quorum is present, a meeting may be adjourned from time to time without notice other than announcement at the meeting.  At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.  If a quorum is present, the shareholders may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

2.7Voting.  At each meeting of the shareholders every shareholder having the right to vote shall be entitled to vote either in person or by proxy.  Each shareholder, unless the corporation’s Articles of Incorporation or statute provide otherwise, shall have one (1) vote for each share having voting power registered in such shareholder’s name on the books of the corporation.  Jointly owned shares may be voted by any joint owner unless the corporation receives written notice from any one of them denying the authority of that person to vote those shares.  Upon the demand of any shareholder, the vote upon any question before the meeting shall be by ballot.  All questions shall be decided by a majority vote of the number of shares entitled to vote and represented at the meeting at the time of the vote except if otherwise required by statute, the corporation’s Articles of Incorporation or these Bylaws.

2.8Closing of Books.  The Board of Directors may fix a time, not exceeding sixty (60) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and to vote at, such meeting, notwithstanding any transfer of shares on the books of the corporation after any record date so fixed.  The Board of Directors may close the books of the corporation against the transfer of shares during the whole or any part of such period.  If the Board of Directors fails to fix a record date for determination of the shareholders entitled to notice of, and to vote at, any meeting of shareholders, the record date shall be the twentieth (20th) day preceding the date of such meeting.

2.9Notice of Meeting.  There shall be mailed to each shareholder, shown by the books of the corporation to be a holder of record of voting shares, at his address as shown by the books of the corporation, a notice setting out the time and place of each regular meeting and each special meeting, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment, which notice shall be mailed to all shareholders of record, whether entitled to vote or not, at least fourteen (14) days prior thereto.  Every notice of any special meeting called pursuant to Section 2.5 hereof shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose stated in the notice.

2.10Waiver of Notice.  Notice of any regular or special meeting may be waived by any shareholder either before, at or after such meeting orally or in writing signed by such shareholder or a representative entitled to vote the shares of such shareholder.  A shareholder, by his attendance at any meeting of shareholders, shall be deemed to have waived notice of such meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the time may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

2.11Written Action.  Any action which might be taken at a meeting of the shareholders may be taken without a meeting if done in writing and signed by all of the shareholders entitled to vote on that action.

Article 3.  Directors

3.1General Powers.  The business and affairs of the corporation shall be managed by or under the authority of the Board of Directors, except as otherwise permitted by statute.

3.2Number, Qualification and Terms of Office.  The number of directors shall be eight, which number of directors may be increased or decreased from time to time by resolution of the shareholders (subject to the authority of the Board of Directors to increase or decrease the number of directors as permitted by law).  Directors need not be shareholders or residents of the State of Minnesota.  Each of the directors shall hold office until the regular meeting of shareholders next held after such director’s election and until such director’s successor shall have been elected and shall qualify, or until the earlier death, resignation, removal or disqualification of such director; provided, however, that no director shall be elected to a term in excess of five (5) years.

3.3Board of Director Meetings.  Meetings of the Board of Directors may be held from time to time at such time and place within or without the State of Minnesota as may be designated in the notice of such meeting.

3.4Calling Meetings; Notice.  Meetings of the Board of Directors may be called by the Chairman of the Board of Directors by giving at least twenty–four (24) hours’ notice, or by any other director by giving at least five (5) days’ notice, of the date, time and place thereof to each director by mail, telephone, telegram or in person.

3.5Waiver of Notice.  Notice of any meeting of the Board of Directors may be waived by any director either before, at or after such meeting orally or in a writing signed by such director.  A director, by his attendance at any meeting of the Board of Directors, shall be deemed to have waived notice of such meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

3.6Quorum.  A majority of the directors holding office immediately prior to a meeting of the Board of Directors shall constitute a quorum for the transaction of business at such meeting.

3.7Absent Directors.  A director may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Directors.  If such director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

3.8Conference Communications.  Any or all directors may participate in any meeting of the Board of Directors, or of any duly constituted committee thereof, by any means of communication through which the directors may simultaneously hear each other during such meeting.  For the purposes of establishing a quorum and taking any action at the meeting, such directors participating pursuant to this Section 3.8 shall be deemed present in person at the meeting and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

3.9Vacancies; Newly Created Directorships.  Vacancies in the Board of Directors of this corporation occurring by reason of death, resignation, removal or disqualification shall be filled for the unexpired term by a majority of the remaining directors although less than a quorum.  Newly created directorships resulting from an increase in the authorized number of directors by action of the Board of Directors as permitted by Section 3.2 may be filled by a majority vote of the directors serving at the time of such increase.  Each director elected pursuant to this Section 3.9 shall be a director until such director’s successor is elected by the shareholders at their next regular or special meeting.

3.10Removal.  Any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors except, as otherwise provided by Minnesota Statutes Section 302A.223, as amended, when the shareholders have the right to cumulate their votes.  A director named by the Board of Directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining directors if the shareholders have not elected directors in the interim between the time of the appointment to fill such vacancy and the time of the removal.  In the event that the entire Board of Directors or any one or more directors be so removed, new directors shall be elected at the same meeting.  In addition to the foregoing, any director may be removed at any time by the affirmative vote of a majority of the remaining directors if (a) such director is convicted of a felony or (b) if the remaining directors determine that the director to be removed is engaged in an activity that is competitive with any business of the Company.  A director may be determined to be engaged in an activity if he or she is an employee, director, partner, consultant, owner, representative, agent or shareholder (other than a shareholder beneficially owning less than one percent (1%) of the outstanding stock) of a company, partnership, sole proprietorship or other organization.  An activity may be deemed to be competitive with the Company if the product or service created by the activity is the same as or an alternative to any of the products or services of the Company.  The Board of Directors shall determine whether a director is engaged in a competitive activity utilizing the guidelines described in the previous two sentences as well as any other guidelines it determines to be relevant.  The Board of Director’s decision shall not be overturned by any court unless the decision is shown to be clearly erroneous.

3.11Committees.  A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the Board of Directors in the management of the business of the corporation to the extent provided in the resolution.  A committee shall consist of one (1) or more persons, who need not be directors, appointed by the affirmative vote of a majority of the directors present.  Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board of Directors, except as provided by Minnesota Statutes Section 302A.243.  A majority of the members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or small proportion or number is provided in a resolution approved by the affirmative vote of a majority of the directors present.

3.12Written Action.  Any action which might be taken at a meeting of the Board of Directors, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by all of the directors or committee members, unless the corporation’s Articles of Incorporation provide otherwise and the action need not be approved by the shareholders.

3.13Compensation.  Directors who are not salaried officers of this corporation shall receive such fixed sum per meeting attended or such fixed annual sum as shall be determined, from time to time, by resolution of the Board of Directors.  The Board of Directors may, by resolution, provide that all directors shall receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof.  Nothing herein contained shall be construed to preclude any director from serving this corporation in any other capacity and receiving proper compensation therefor.

Article 4.  Officers

4.1Number.  The officers of the corporation shall consist of a Chairman of the Board of Directors (if one is elected by the Board of Directors), the President, one or more Vice Presidents (if desired by the Board of Directors), a Treasurer, a Secretary (if one is elected by the Board of Directors) and such other officers and agents as may, from time to time, be elected by the Board of Directors.  Any number of offices may be held by the same person.

4.2Election, Term of Office and Qualifications.  The Board of Directors shall elect or appoint, by resolution approved by the affirmative vote of a majority of the directors present, from within or without their number, the President, Treasurer and such other officers as may be deemed advisable, each of whom shall have the powers, rights, duties, responsibilities and terms in office provided for in these Bylaws or a resolution of the Board of Directors not inconsistent therewith.  The President and all other officers who may be directors shall continue to hold office until the election and qualification of their successors, notwithstanding an earlier termination of their directorship.

4.3Removal and Vacancies.  Any officer may be removed from his office by the Board of Directors at any time, with or without cause. Such removal, however, shall be without prejudice to the contract rights of the person so removed.  If there be a vacancy among the officers of the corporation by reason of death, resignation or otherwise, such vacancy shall be filled for the unexpired term by the Board of Directors.

4.4Chairman of the Board of Directors.  The Chairman of the Board of Directors, if one is elected, shall preside at all meetings of the shareholders and directors and shall have such other duties as may be prescribed, from time to time, by the Board of Directors.

4.5Lead Director.  The Lead Directors, if one is elected, shall facilitate the functioning of the Board of Directors independently of management of the Company and provide independent leadership to the Board of Directors and shall have such other duties as may be prescribed, from time to time, by the Board of Directors.

4.6President.  The President shall be the chief executive officer and shall have general active management of the business of the corporation.  In the absence of the Chairman of the Board of Directors, he shall preside at all meetings of the shareholders and directors.  He shall see that all orders and resolutions of the Board of Directors are carried into effect.  He shall execute and deliver, in the name of the corporation, any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation unless the authority to execute and deliver is required by law to be exercised by another person or is expressly delegated by the corporation’s Articles of Incorporation, these Bylaws or by the Board of Directors to some other officer or agent of the corporation.  He shall maintain records of and, whenever necessary, certify all proceedings of the Board of Directors and the shareholders, and in general, shall perform all duties usually incident to the office of the President.  He shall have such other duties as may, from time to time, be prescribed by the Board of Directors.

4.7Vice Presidents.  Each Vice President, if one or more are elected, shall have such powers and shall perform such duties as prescribed by the Board of Directors or by the President.  In the event of the absence or disability of the President, the Vice President(s) shall succeed to his power and duties in the order designed by the Board of Directors.

4.8Secretary.  The Secretary, if one is elected, shall be secretary of and shall attend all meetings of the shareholders and Board of Directors and shall record all proceedings of such meetings in the minute book of the corporation.  He shall give proper notice of meetings of shareholders and directors.  He shall perform such other duties as may, from time to time, be prescribed by the Board of Directors or by the President.

4.9Treasurer.  The Treasurer shall be the chief financial officer and shall keep accurate financial records for the corporation.  He shall deposit all moneys, drafts and checks in the name of, and to the credit of, the corporation in such banks and depositaries as the Board of Directors shall, from time to time, designate.  He shall have the power to endorse, for deposit, all notes, checks and drafts received by the corporation.  He shall disburse the funds of the corporation, as ordered by the Board of Directors, making proper vouchers therefor.  He shall render to the President and the directors, whenever requested, an account of all of his transactions as Treasurer and of the financial condition of the corporation, and shall perform such other duties as may, from time to time, be prescribed by the Board of Directors or by the President.

4.10Compensation.  The officers of this corporation shall receive such compensation for their services as may be determined, from time to time, by resolution of the Board of Directors.

Article 5.  Shares and Their Transfer

5.1Certificated and Uncertificated Shares.  Shares of the corporation’s stock may be certificated or uncertificated, as provided under Minnesota law.  Shares of stock represented by certificates shall be in such form as shall be prescribed by the Board of Directors. Share certificates shall include the number of shares of the corporation owned by the shareholder, shall be numbered in the order in which they shall be issued and shall be signed, in the name of the corporation, by the President and by the Secretary or an Assistant Secretary or by such officers as the Board of Directors may designate.  If the certificate is signed by a transfer agent or registrar, such signatures of the corporate officers may be by facsimile if authorized by the Board of Directors.  Every certificate surrendered to the corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 5.4.

5.2Issuance of Shares.  The Board of Directors is authorized to cause to be issued shares of the corporation up to the full amount authorized by the corporation’s Articles of Incorporation in such amounts as may be determined by the Board of Directors and as may be permitted by law.  No shares shall be allotted except in consideration of cash or other property, tangible or intangible, received or to be received by the corporation under a written agreement, of services rendered or to be rendered to the corporation under a written agreement, or of an amount transferred from surplus to state capital upon a share dividend.  At the time of such allotment of shares, the Board of Directors making such allotments shall state, by resolution, their determination of the fair value to the corporation in monetary terms of any consideration other than cash for which shares are allotted.

5.3Transfer of Shares.  Transfer of shares on the books of the corporation may be authorized only by the registered holder of such shares, or the shareholder’s legal representative, or the shareholder’s duly authorized attorney–in–fact, and, in the case of certificated shares, upon surrender of the certificate or the certificates for such shares.  The corporation may treat as the absolute owner of shares of the corporation, the person or persons in whose name shares are registered on the books of the corporation.

5.4Loss of Certificates.  Except as otherwise provided by Minnesota Statutes Section 302A.419, any shareholder claiming a certificate for shares to be lost, stolen or destroyed shall make an affidavit of that fact in such form as the Board of Directors shall require and shall, if the Board of Directors so requires, give the corporation a bond of indemnity in form, in an amount, and with one or more sureties satisfactory to the Board of Directors, to indemnify the corporation against any claim which may be made against it on account of the reissue of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

Article 6.  Dividends; Record Date

6.1Dividends.  Subject to the provisions of the corporation’s Articles of Incorporation, of these Bylaws and of law, the Board of Directors may declare dividends whenever, and in such amounts as, in its opinion, are deemed advisable.

6.2Record Date.  Subject to any provisions of the corporation’s Articles of Incorporation, the Board of Directors may fix a date not exceeding one hundred twenty (120) days preceding the date fixed for the payment of any dividend as the record date for the determination of the shareholders entitled to receive payment of the dividend and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend notwithstanding any transfer of shares on the books of the corporation after the record date. The Board of Directors may close the books of the corporation against the transfer of shares during the whole or any part of such period.

Article 7.  Books and Records; Fiscal Year

7.1Share Register.  The Board of Directors of the corporation shall cause to be kept at its principal executive office, or at another place or places within the United States determined by the Board of Directors:

(a)	a share register not more than one year old, containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder; and
(b)	a record of the dates on which certificates or transaction statements representing shares were issued.

7.2Other Books and Records.  The Board of Directors shall cause to be kept at its principal executive office, or, if its principal executive office is not in the State of Minnesota, shall make available at its registered office within ten (10) days after receipt by an officer of the corporation of a written demand for them made by a shareholder or other person authorized by Minnesota Statutes section 302A.461, originals or copies of:

(a)	records of all proceedings of shareholders for the last three (3) years;
(b)	records of all proceedings of the Board of Directors for the last three (3) years;
(c)	its Articles of Incorporation and all amendments currently in effect;
(d)	its Bylaws and all amendments currently in effect;
(e)

financial statements required by Minnesota Statutes Section 302A.463 and the financial statements for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public records;

(f)	reports made to shareholders generally within the last three (3) years;
(g)	a statement of the names and usual business addresses of its directors and principal officers;
(h)	any shareholder voting or control agreements of which the corporation is aware; and
(i)	such other records and books of account as shall be necessary and appropriate to the conduct of the corporate business.

7.3Fiscal Year.  The fiscal year of the corporation shall be determined by the Board of Directors.

Article 8.  Loans, Guarantees, Suretyship

8.1Loans, Guarantees, Suretyship.  The corporation may lend money to, guarantee an obligation of, become a surety for or otherwise financially assist a person if the transaction, or a class of transactions to which the transaction belongs, is approved by the affirmative vote of a majority of the directors present, and:

(a)	is in the usual and regular course of business of the corporation;
(b)

is with, or for the benefit of, a related corporation, an organization in which the corporation has a financial interest, an organization with which the corporation has a business relationship or an organization to which the corporation has the power to make donations;

(c)

is with, or for the benefit of, an officer or other employee of the corporation or a subsidiary, including an officer or employee who is a director of the corporation or a subsidiary, and may reasonably be expected, in the judgment of the Board of Directors, to benefit the corporation; or

(d)	has been approved by (i) the holders of two-thirds of the voting power of the shares entitled to vote which are owned by persons other than the interested person or persons, or (ii) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote.

The loan, guarantee, surety contract or other financial assistance may be with or without interest, and may be unsecured, or may be secured in the manner as a majority of the directors approve, including, without limitation, a pledge of or other security interest in shares of the corporation. Nothing in this section shall be deemed to deny, limit or restrict the power of guaranty or warranty of the corporation at common law or under a statute of the State of Minnesota.

Article 9.  Indemnification of Certain Persons

9.1Indemnification of Certain Persons.  The corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by Minnesota Statutes Section 302A.521 as now enacted or hereafter amended.

Article 10.  Amendments

10.1Amendments.  These Bylaws may be amended or altered by a vote of the majority of the whole Board of Directors at any meeting, provided that notice of such proposed amendment shall have been given in the notice given to the directors of such meeting. Such authority in the Board of Directors is subject to the power of the shareholders to change or repeal such Bylaws by a majority vote of the shareholders present or represented at any regular or special meeting of shareholders called for such purpose, and the Board of Directors shall not make or alter any Bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors or fixing the number of directors or their classifications, qualifications or terms of office, except that the Board of Directors may adopt or amend any Bylaw to increase their number.

Article 11.  Securities of Other Corporations

11.1Voting Securities Held by the Corporation.  Unless otherwise ordered by the Board of Directors, the President shall have full power and authority on behalf of the corporation: (a) to attend any meeting of security holders of other corporations in which the corporation may hold securities and to vote such securities on behalf of this corporation; (b) to execute any proxy for such meeting on behalf of the corporation; or (c) to execute a written action in lieu of a meeting of such other corporation on behalf of this corporation.  At such meeting, the president shall possess and may exercise any and all rights and power incident to the ownership of such securities that the corporation possesses.  The Board of Directors may, from time to time, grant such power and authority to one or more other persons and may remove such power and authority from the President or from any such other person or persons.

11.2Purchase and Sale of Securities.  Unless otherwise ordered by the Board of Directors, the President shall have full power and authority on behalf of the corporation to purchase, sell, transfer or encumber any and all securities of any other corporation owned by the corporation, and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance. The Board of Directors may, from time to time, confer like powers upon any other person or persons.